Exhibit 99.1
News Release

For immediate release	For more information contact:
October 30, 2015	Jeffry Keyes
Chief Financial Officer
858-726-1600
ir@digirad.com

Digirad Corporation Reports Financial Results for the
Third Quarter and Nine Months Ended September 30, 2015

•Announces year over year quarterly revenue and adjusted EBITDA growth of 14% and 30% respectively
•Confirms financial guidance for 2015
•Provides an update on the DMS Health Technologies acquisition
•Positive profitability history prompts recognition of previously reserved tax benefits
•Announces regular quarterly cash dividend of $0.05 cents per share

Suwanee, GA. - October 30, 2015 - Digirad Corporation (Nasdaq: DRAD) today reported its financial results for the third quarter and nine months ended September 30, 2015.
Total revenues for the 2015 third quarter were $15.9 million, an increase of 14 percent compared to the prior year’s third quarter revenues of $13.9 million.
Adjusted net income for the 2015 third quarter was $1.5 million, or $0.08 per diluted share, compared to $1.2 million, or $0.06 per diluted share in the prior year third quarter. Adjusted EBITDA for the 2015 third quarter was $2.2 million, compared to $1.7 million in the prior year third quarter.
Total revenues for the nine months ended September 30, 2015 were $45.2 million, an increase of 9 percent compared to the prior year’s revenues for the first nine months of $41.5 million.
Adjusted net income for the nine months ended September 30, 2015 was $3.2 million, or $0.16 per diluted share, compared to adjusted net income of $2.6 million, or $0.14 per diluted share in same period in the prior year. Adjusted EBITDA for the nine months ended September 30, 2015 was $5.0 million, compared to $4.0 million in the same period in the prior year.
Excluded from adjusted net income and adjusted EBITDA for the third quarter and nine months ended September 30, 2015 are transaction costs associated with the previously announced planned acquisition of DMS Health Technologies ("DMS Health"). A reconciliation of adjusted net income, adjusted net income per diluted share, and adjusted EBITDA is provided later in this release.
Digirad President and CEO Matt Molchan said, “I am pleased with our performance this quarter. Our Diagnostic Services business is performing well; in particular we are seeing growing revenues from our Telerhythmics business. In addition, our MD Office Solutions acquisition is performing in line with our expectations. The Diagnostic Imaging business had a great quarter, closing on several cameras deals, and generating 27% higher revenues than last year. Based on our continued progress and results, we expect to fall within our previously announced financial guidance range.”
Molchan continued, “Though we just announced our intent to acquire DMS Health two weeks ago, we are making solid progress on moving toward a close. We still expect to close the acquisition by the end of the year.”
During the quarter ended September 30, 2015, the Company conducted a detailed analysis of its existing tax net operating loss ("NOL") carry forwards which were previously 100% reserved. This NOL analysis was conducted as a result of the positive history of profitability since the Company's restructuring efforts undertaken in early 2013. Based on this analysis, it was determined it was appropriate to release a portion of these reserved NOLs, resulting in an increase in net income of $18.2 million in the third quarter of 2015.
As previously announced, the Company's 2015 financial guidance is to generate revenues between $61.0 million and $63.0 million; non-GAAP adjusted diluted earnings per share between $0.19 and $0.21; and non-GAAP adjusted EBITDA between $6.5 million and $6.9 million.

The Company also announced a cash dividend of $0.05 cents per share that will be paid on November 27, 2015, to shareholders of record on November 16, 2015.

Conference Call Information
A conference call is scheduled for 11:00 a.m. EDT on October 30, 2015 to discuss the results and management's outlook. The call may be accessed by dialing 1-877-407-9039 (international callers: +1-201-689-8470) five minutes prior to the scheduled start time and referencing Digirad. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at http://drad.client.shareholder.com/events.cfm; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.

Use of Non-GAAP Financial Measures by Digirad Corporation
This Digirad news release presents the non-GAAP financial measures “adjusted net income,” “adjusted net income per diluted share,” and “adjusted EBITDA.” The most directly comparable measure for these non-GAAP financial measures are net income and diluted net income per share. The Company has included in this release unaudited adjusted financial information, which presents the Company's results of operations after excluding restructuring charges, acquired intangible asset amortization, acquisition related contingent consideration valuation adjustments, transaction and integration costs associated with DMS Health Technologies, and non-recurring related income tax adjustments. Further excluded in the measure of adjusted EBITDA are interest, taxes, depreciation, amortization and stock-based compensation.
A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding Digirad's financial condition and results of operations is included as Exhibit 99.2 to Digirad's report on Form 8-K filed with the Securities and Exchange Commission on October 30, 2015.

About Digirad Corporation
Digirad delivers convenient, effective, and efficient diagnostic solutions on an as needed, when needed, and where needed basis. Digirad is one of the largest national providers of in-office nuclear cardiology and ultrasound imaging services, and also provides cardiac event monitoring services. These services are provided to physician practices, hospitals and imaging centers through its Diagnostic Services business. Digirad also sells medical diagnostic imaging systems, including solid-state gamma cameras, for nuclear cardiology and general nuclear medicine applications, as well as provides service on the products sold through its Diagnostic Imaging business. For more information, please visit www.digirad.com. Digirad® and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology, or in specific statements such as the Company’s ability to deliver value to customers, the ability to grow and generate positive cash flow, the ability to execute on restructuring activities, and ability to successfully close and execute on acquisitions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These risks are detailed in Digirad’s filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.

(Financial tables follow)

Digirad Corporation
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2015	2014	2015	2014

Revenues:
Diagnostic Services	$11,982	$10,821	$34,724	$31,716
Diagnostic Imaging	3,880	3,060	10,525	9,749
Total revenues	15,862	13,881	45,249	41,465
Cost of revenues:
Diagnostic Services	9,201	8,063	26,920	23,801
Diagnostic Imaging	1,859	1,409	5,112	5,308
Total cost of revenues	11,060	9,472	32,032	29,109

Gross profit	4,802	4,409	13,217	12,356
Total gross profit percentage	30.3%	31.8%	29.2%	29.8%
Diagnostic Services gross profit percentage	23.2%	25.5%	22.5%	25.0%
Diagnostic Imaging gross profit percentage	52.1%	54.0%	51.4%	45.6%

Operating expenses:
Marketing and sales	1,212	1,157	3,689	3,497
General and administrative	2,508	2,047	6,880	6,235
Amortization of intangible assets	134	93	372	263
Restructuring charges	—	80	—	659
Total operating expenses	3,854	3,377	10,941	10,654

Income from operations	948	1,032	2,276	1,702

Other income (expense):
Interest and other income, net	10	14	32	46
Interest expense	(21)	(10)	(44)	(27)
Total other income (expense)	(11)	4	(12)	19

Income before income taxes	937	1,036	2,264	1,721
Income tax benefit (expense)	18,183	(8)	18,698	(18)
Net income	$19,120	$1,028	$20,962	$1,703

Net income per share:
Basic	$0.99	$0.06	$1.09	$0.09
Diluted	$0.97	$0.05	$1.07	$0.09
Dividends declared per common share	$0.05	$0.05	$0.15	$0.15

Weighted average shares outstanding – basic	19,356	18,601	19,145	18,558
Weighted average shares outstanding – diluted	19,798	18,895	19,608	18,853

Digirad Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands, except share data)	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$13,895	$14,051
Securities available-for-sale	5,986	7,935
Accounts receivable, net	8,313	5,989
Inventories, net	4,325	3,644
Other current assets	1,993	856
Restricted cash	233	477
Total current assets	34,745	32,952

Property and equipment, net	6,614	4,766
Intangible assets, net	3,213	2,577
Goodwill	2,897	1,337
Long-term deferred tax assets	16,791	—
Other assets	1,298	269
Total assets	$65,558	$41,901

Liabilities and stockholders’ equity
Accounts payable	$2,797	$1,423
Accrued compensation	2,872	3,261
Accrued warranty	214	176
Deferred revenue	1,478	1,644
Other accrued liabilities	2,543	1,789
Total current liabilities	9,904	8,293
Other liabilities	1,327	963
Total liabilities	11,231	9,256

Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Treasury stock	(5,728)	(5,728)
Additional paid-in capital	154,472	153,769
Accumulated other comprehensive loss	(3)	(19)
Accumulated deficit	(94,416)	(115,379)
Total stockholders’ equity	54,327	32,645
Total liabilities and stockholders’ equity	$65,558	$41,901

Digirad Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2015	2014	2015	2014

Net income	$19,120	$1,028	$20,962	$1,703
Restructuring charges(1)	—	80	—	659
Acquired intangible amortization	131	90	365	256
Acquisition related contingent consideration valuation adjustment(2)	—	—	(173)	—
Transaction and integration costs of DMS Health Technologies(3)	435	—	743	—
Income tax items(4)	(18,163)	(1)	(18,699)	(7)
Non-GAAP Adjusted net income	$1,523	$1,197	$3,198	$2,611

Net income per share - diluted	0.97	0.05	1.07	0.09
Restructuring charges(1)(5)	—	—	—	0.03
Acquired intangible amortization(5)	0.01	—	0.02	0.01
Acquisition related contingent consideration valuation adjustment(2)(5)	—	—	(0.01)	—
Transaction and integration costs of DMS Health Technologies(5)	0.02	—	0.04	—
Income tax items(4)(5)	(0.92)	—	(0.95)	—
Non-GAAP Adjusted net income per share - diluted(5)	$0.08	$0.06	$0.16	$0.14

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2015	2014	2015	2014

Net income	$19,120	$1,028	$20,962	$1,703
Restructuring charges(1)	—	80	—	659
Acquisition related contingent consideration valuation adjustment(2)	—	—	(173)	—
Transaction and integration costs of DMS Health Technologies(3)	435	—	743	—
Depreciation and amortization	665	497	1,751	1,441
Stock-based compensation	165	96	450	207
Interest and other income, net	(10)	(14)	(32)	(46)
Interest expense	21	10	44	27
Income tax expense (benefit)	(18,183)	8	(18,698)	18
Non-GAAP Adjusted EBITDA	$2,213	$1,705	$5,047	$4,009

(1) Reflects nonrecurring charges primarily related to the lease termination of the Poway, CA facility.
(2) Reflects fair value adjustment to estimate of contingent consideration related to acquisitions.
(3) Reflects diligence, transaction, and integration costs related to the acquisition of DMS Health Technologies. Nine months ended September 30, 2015 has been reclassified from previously reported amounts to reflect this adjustment.
(4) Reflects income tax effect for adjusted financial data, acquisition related income tax adjustments, and release of previously reserved net operating loss carry forwards.
(5) Per share amounts are computed independently for each discrete item presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal to the total for the year, and sum of individual items may not equal the total.

Digirad Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended
(in thousands, except per share amounts)	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015

Net income	$1,028	772	745	$1,097	$19,120
Restructuring charges(1)	80	33	—	—	—
Acquired intangible amortization	90	90	103	130	131
Acquisition related contingent consideration valuation adjustment(2)	—	—	—	(173)	—
Transaction and integration costs of DMS Health Technologies(3)	—	—	25	283	435
Income tax items(4)	(1)	(3)	(587)	51	(18,163)
Non-GAAP Adjusted net income	$1,197	$892	$286	$1,388	$1,523

Net income per share - diluted(5)	$0.05	0.04	0.04	$0.06	0.97
Restructuring charges(1)(5)	—	—	—	—	—
Acquired intangible amortization(5)	—	—	0.01	0.01	0.01
Acquisition related contingent consideration valuation adjustment(2)(5)	—	—	—	(0.01)	—
Transaction and integration costs of DMS Health Technologies(5)	—	—	—	0.01	0.02
Income tax items(4)(5)	—	—	(0.03)	—	(0.92)
Non-GAAP Adjusted net income per share - diluted(5)	$0.06	$0.05	$0.02	$0.07	$0.08

	Three Months Ended
(in thousands)	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015

Net income	$1,028	$772	$745	$1,097	$19,120
Restructuring charges(1)	80	33	—	—	—
Acquisition related contingent consideration valuation adjustment(2)	—	—	—	(173)	—
Transaction and integration costs of DMS Health Technologies(3)	—	—	25	283	435
Depreciation and amortization	497	494	488	598	665
Stock-based compensation	96	119	144	141	165
Interest and other income, net	(14)	(12)	(11)	(11)	(10)
Interest expense	10	12	11	12	21
Income tax expense (benefit)	8	44	(580)	65	(18,183)
Non-GAAP Adjusted EBITDA	$1,705	$1,462	$822	$2,012	$2,213

(1) Reflects nonrecurring charges primarily related to the lease termination of the Poway, CA facility.
(2) Reflects fair value adjustment to estimate of contingent consideration related to acquisitions.
(3) Reflects diligence, transaction, and integration costs related to the acquisition of DMS Health Technologies. The three months ended March 31, 2015 and June 30, 2015 has been reclassified from previously reported amounts to reflect this adjustment.

(4) Reflects income tax effect for adjusted financial data, acquisition related income tax adjustments, and release of previously reserved net operating loss carry forwards.
(5) Per share amounts are computed independently for each discrete item presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal to the total for the year, and sum of individual items may not equal the total.